Southwest Georgia Financial  Corporation                      SGB
201 First Street S.E.
Moultrie, GA 31768
PH: (229) 985-1120
FX: (229) 985-0251


News Release
INVESTOR AND MEDIA CONTACT:
George R. Kirkland
Senior Vice President and Treasurer
Phone: (229) 873-3830
george.kirkland@sgfc.com


For Immediate Release

                   Southwest Georgia Financial Corporation
              Appoints John J. Cole, Jr. To Board of Directors

MOULTRIE, GEORGIA, January 24, 2007 -- Southwest Georgia Financial Corporation (AMEX: SGB), the parent company of Southwest Georgia Bank, today announced that its Board of Directors has appointed John J. Cole, Jr., Executive Vice President of Southwest Georgia Financial Corporation to its Board effective immediately. The addition of Mr. Cole brings the total number of members currently serving on Southwest Georgia Financial's board to nine of which seven are considered independent.

Mr. Cole currently holds the position of Executive Vice President of Southwest Georgia Financial Corporation and Executive Vice President and Cashier of its subsidiary, Southwest Georgia Bank. He has been in this position since 2002. Prior to this, Mr. Cole was Senior Vice President of the Corporation and Senior Vice President and Cashier of the Bank from 1992 to 2002. Mr. Cole has held numerous managerial positions during his 31-year tenure.

Mr. Cole earned his Bachelors of Science degree in 1972 from Valdosta State College in Valdosta, GA. He was awarded his graduate banking degree in 1992 from the American Banking Association's Stonier Graduate School of Banking.

About Southwest Georgia Financial Corporation

Southwest Georgia Financial Corporation is a state-chartered bank holding company with approximately $290 million in assets headquartered in Moultrie, Georgia. Its primary subsidiary, Southwest Georgia Bank, offers comprehensive financial services to consumer, business, and governmental customers. The current banking facilities include the main office located in Colquitt County, branch offices located in Baker County, Thomas County, and Worth County. The bank provides, in addition to conventional banking services, investment planning and management, trust management, mortgage banking and commercial and individual insurance products. Insurance products and advice are provided by Southwest Georgia Insurance Services which has an office in Colquitt County. Mortgage banking for primarily commercial properties is provided by Empire Financial Services, Inc., a mortgage banking services firm.

More information on Southwest Georgia Financial Corp. and Southwest Georgia Bank can be found at its website: www.sgfc.com.